UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                  FILED PURSUANT TO RULE 13d-1(b), (c) AND (d)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                               (Amendment No. 3)*


                              CREATIVE VISTAS, INC.
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                                (Name of Issuer)

                      Common Stock, no par value per share
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                         (Title of Class of Securities)

                                    225300201
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                                 (CUSIP Number)

                                December 31, 2010
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             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

         |_| Rule 13d-1(b)
         |X| Rule 13d-1(c)
         |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  225300201
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(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above
    Persons(entities only):

        Laurus Capital Management, LLC
        13-4150669
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(2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) |_|
        (b) |X|
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(3) SEC Use Only
--------------------------------------------------------------------------------

(4) Citizenship or Place of Organization:  Delaware
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Number of Shares Beneficially Owned by Each Reporting Person With

    (5) Sole Voting Power:                  0*
--------------------------------------------------------------------------------
    (6) Shared Voting Power:        3,789,634*
--------------------------------------------------------------------------------
    (7) Sole Dispositive Power:             0*
--------------------------------------------------------------------------------
    (8) Shared Dispositive Power:   3,789,634*
--------------------------------------------------------------------------------

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           3,789,634
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   |X|
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

*Based on 37,488,714 shares of the common stock, no par value per share (the "Shares"), outstanding of Creative Vistas, Inc., an Arizona corporation (the "Company"), as of November 15, 2010 as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens U.S. SPV I, LLC ("Valens U.S."), Valens Offshore SPV I, Ltd. ("VOFSPVI"), Valens Offshore SPV II, Corp. ("VOFSPVII") and PSource Structured Debt Limited ("PSource", and together with Valens U.S., VOFSPVI and VOFSPVII, the "Investors"), collectively held (1) 3,344,068 Shares, (2) a common stock purchase warrant (the "Other Warrant A") to acquire 812,988 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (3) a common stock purchase warrant (the "Other Warrant B") to acquire 1,738,365 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (4) a common stock purchase warrant (the "Other Warrant #1") to acquire 108,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (5) a common stock purchase warrant (the "Other Warrant #2") to acquire 108,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (6) a common stock purchase warrant (the "Other Warrant #3") to acquire 108,000 Shares at an exercise price of $1.25 per Share, subject to certain adjustments, (7) a common stock purchase warrant (the "Other Warrant #4") to acquire 108,000 Shares at an exercise price of $2.28 per Share, subject to certain adjustments, (8) a common stock purchase warrant (the "Other Warrant #5") to acquire 108,000 Shares at an exercise price of $2.10 per Share, subject to certain adjustments, (9) a common stock purchase warrant (the "Other Warrant #6") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (10) a common stock purchase warrant (the "Other Warrant #7") to acquire 108,000 Shares at an exercise price of $2.73 per Share, subject to certain adjustments, (11) a common stock purchase warrant (the "Other Warrant #8") to acquire 108,000 Shares at an exercise price of $2.43 per Share, subject to certain adjustments, (12) a common stock purchase warrant (the "Other Warrant #9") to acquire 139,800 Shares at an exercise price of $0.0067 per Share, subject to certain adjustments, (13) a common stock purchase warrant (the "Other Warrant #10") to acquire 2,250,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments,
(14) a common stock purchase warrant (the "Other Warrant #11") to acquire 100,000 Shares at an exercise price of $1.20 per Share, subject to certain adjustments, (15) a common stock purchase warrant (the "Other Warrant #12") to acquire 100,000 Shares at an exercise price of $1.01 per Share, subject to certain adjustments, (16) a common stock purchase warrant (the "Other Warrant #13") to acquire 313,000 Shares at an exercise price of $1.00 per Share, subject to certain adjustments, (17) a common stock purchase warrant (the "Other Warrant #14") to acquire 100,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (18) a common stock purchase warrant (the "Other Warrant #15") to acquire 108,000 Shares at an exercise price of $2.60 per Share, subject to certain adjustments, (19) a common stock purchase warrant (the "Other Warrant #16") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (20) a common stock purchase warrant (the "Other Warrant #17") to acquire 1,916,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (21) a common stock purchase warrant (the "Other Warrant #18") to acquire 627,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (22) a common stock purchase warrant (the "Other Warrant #19") to acquire 1,333,333 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (23) a common stock purchase warrant (the "Other Warrant #20") to acquire 214,033 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (24) a common stock purchase warrant (the "Other Warrant #21") to acquire 582,367 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (25) a common stock purchase warrant (the "Other Warrant #22") to acquire 2,350 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (26) a common stock purchase warrant (the "Other Warrant #23") to acquire 16,242 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (27) a common stock purchase warrant (the "Other Warrant #24") to acquire 22,425 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (28) a common stock purchase warrant (the "Other Warrant #25") to acquire 26,859 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (29) a common stock purchase warrant (the "Other Warrant #26") to acquire 42,473 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (30) a common stock purchase warrant (the "Other Warrant #27") to acquire 16,242 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (31) a common stock purchase warrant (the "Other Warrant #28") to acquire 22,425 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (32) a common stock purchase warrant (the "Other Warrant 29" to acquire 26,859 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (33) a common stock purchase warrant (the "Other Warrant 30") to acquire 42,473 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (34) a common stock purchase warrant (the "Other Warrant #31") to acquire 16,242 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (35) a common stock purchase warrant (the "Other Warrant #32") to acquire 22,425 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (36) a common stock purchase warrant (the "Other Warrant #33") to acquire 26,859 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (37)a common stock purchase warrant (the "Other Warrant #34") to acquire 42,473 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (38) a common stock purchase warrant (the "Other Warrant #35") to acquire 7,467 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (39) a common stock purchase warrant (the "Other Warrant #36") to acquire 22,425 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (40) a common stock purchase warrant (the "Other Warrant #37") to acquire 3,775 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (41) a common stock purchase warrant (the "Other Warrant #38") to acquire 74,332 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (42) a common stock purchase warrant (the "Other Warrant #39") to acquire 108,000 Shares at an exercise price of $2.84 per Share, subject to certain adjustments, (43) a common stock purchase warrant (the "Other Warrant #40") to acquire 108,000 Shares, at an exercise price of $2.08 per Share, subject to certain adjustments, (44) a common stock purchase warrant (the "Other Warrant #41") to acquire 63,815 Shares at an exercise price of $0.18 per Share, subject to certain adjustments, (45) a common stock purchase warrant (the "Other Warrant #42") to acquire 16,242 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (46) a common stock purchase warrant (the "Other Warrant #43") to acquire 27,943 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (47) a common stock purchase warrant (the "Other Warrant #44") to acquire 63,815 Shares at an exercise price of $0.19 per Share, subject to certain adjustments,(48) a common stock purchase warrant (the "Other Warrant #45") to acquire 16,242 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (49) a common stock purchase warrant (the "Other Warrant #46") to acquire 27,943 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (50) a common stock purchase warrant (the "Other Warrant #47") to acquire 42,473 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (51) a common stock purchase warrant (the "Other Warrant #48") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments; (52) a common stock purchase warrant (the "Other Warrant #49") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (53) a common stock purchase warrant (the "Other Warrant #50") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments; (54) a common stock purchase warrant (the "Other Warrant #51") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (55) a common stock purchase warrant (the "Other Warrant #52") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (56) a common stock purchase warrant (the "Other Warrant #53") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (57) a common stock purchase warrant (the "Other Warrant #54") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (58) a common stock purchase warrant (the "Other Warrant #55") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (59) a common stock purchase warrant (the "Other Warrant #56") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (60) a common stock purchase warrant (the "Other Warrant #57") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (61) a common stock purchase warrant (the "Other Warrant #58") to acquire 63,815 Shares at an exercise price of $0.25 per Share, subject to certain adjustments, (62) a common stock purchase warrant (the "Other Warrant #59") to acquire 16,242 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (63) a common stock purchase warrant (the "Other Warrant #60") to acquire 27,943 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (64) a common stock purchase warrant (the "Other Warrant #61") to acquire 63,815 Shares at an exercise price of $0.16 per Share, subject to certain adjustments, (65) a common stock purchase warrant (the "Other Warrant #62") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (66) a common stock purchase warrant (the "Other Warrant #63") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (67) a common stock purchase warrant (the "Other Warrant #64") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (68) a common stock purchase warrant (the "Other Warrant #65") to acquire 16,242 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (69) a common stock purchase warrant (the "Other Warrant #66") to acquire 27,943 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (70) a common stock purchase warrant (the "Other Warrant #67) to acquire 63,815 Shares at an exercise price of $0.15 per Share, subject to certain adjustments, (71) a common stock purchase warrant (the "Other Warrant #68") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (72) a common stock purchase warrant (the "Other Warrant #69") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (73) a common stock purchase warrant (the "Other Warrant #70") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (74) a common stock purchase warrant (the "Other Warrant #71") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (75) a common stock purchase warrant (the "Other Warrant #72") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (76) a common stock purchase warrant (the "Other Warrant #73") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (77) a common stock purchase warrant (the "Other Warrant #74") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (78) a common stock purchase warrant (the "Other Warrant #75") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (79) a common stock purchase warrant (the "Other Warrant #76") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (80) a common stock purchase warrant (the "Other Warrant #77") to acquire 16,242 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (81) a common stock purchase warrant (the "Other Warrant #78") to acquire 27,943 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (82) a common stock purchase warrant (the "Other Warrant #79") to acquire 63,815 Shares at an exercise price of $0.28 per Share, subject to certain adjustments,(83) a common stock purchase warrant (the "Other Warrant #80") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (84) a common stock purchase warrant (the "Other Warrant #81") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (85) a common stock purchase warrant (the "Other Warrant #82") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (86) a common stock purchase warrant (the "Other Warrant #83") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (87) a common stock purchase warrant (the "Other Warrant #84") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (88) a common stock purchase warrant (the "Other Warrant #85") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (89) a common stock purchase warrant (the "Other Warrant #86") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (90) a common stock purchase warrant (the "Other Warrant #87") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (91) a common stock purchase warrant (the "Other Warrant #88") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (92) a common stock purchase warrant (the "Other Warrant #89") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (93) a common stock purchase warrant (the "Other Warrant #90") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (94) a common stock purchase warrant (the "Other Warrant #91") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (95) a common stock purchase warrant (the "Other Warrant #92") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (96) a common stock purchase warrant (the "Other Warrant #93") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, and (97) a common stock purchase warrant (the "Other Warrant #94" and together with all the other warrants described above in Arabic numerals "(2)" through Arabic numeral "(96)", collectively, the "Warrants")) to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments. The Warrants each contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 9.99% Issuance Limitation may be waived by the Investors by at least 61 days notice, provided, however, that such notice shall only be effective if delivered at a time when no indebtedness of the issuer is outstanding to the holder or its affiliates and shall automatically become null and void following notice to the issuer upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Valens U.S., VOFSPVI and VOFSPVII are managed by Valens Capital Management, LLC ("VCM"). Eugene Grin and David Grin through other entities are the controlling principals of LCM and VCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  225300201
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(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above
    Persons(entities only):

        PSource Structured Debt Limited

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(2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) |_|
        (b) |X|
--------------------------------------------------------------------------------

(3) SEC Use Only
--------------------------------------------------------------------------------

(4) Citizenship or Place of Organization:  Guernsey
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

    (5) Sole Voting Power:                  0*
--------------------------------------------------------------------------------
    (6) Shared Voting Power:        3,789,634*
--------------------------------------------------------------------------------
    (7) Sole Dispositive Power:             0*
--------------------------------------------------------------------------------
    (8) Shared Dispositive Power:   3,789,634*
--------------------------------------------------------------------------------

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           3,789,634
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   |X|
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

*Based on 37,488,714 shares of the common stock, no par value per share (the "Shares"), outstanding of Creative Vistas, Inc., an Arizona corporation (the "Company"), as of November 15, 2010 as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens U.S. SPV I, LLC ("Valens U.S."), Valens Offshore SPV I, Ltd. ("VOFSPVI"), Valens Offshore SPV II, Corp. ("VOFSPVII") and PSource Structured Debt Limited ("PSource", and together with Valens U.S., VOFSPVI and VOFSPVII, the "Investors"), collectively held (1) 3,344,068 Shares, (2) a common stock purchase warrant (the "Other Warrant A") to acquire 812,988 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (3) a common stock purchase warrant (the "Other Warrant B") to acquire 1,738,365 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (4) a common stock purchase warrant (the "Other Warrant #1") to acquire 108,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (5) a common stock purchase warrant (the "Other Warrant #2") to acquire 108,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (6) a common stock purchase warrant (the "Other Warrant #3") to acquire 108,000 Shares at an exercise price of $1.25 per Share, subject to certain adjustments, (7) a common stock purchase warrant (the "Other Warrant #4") to acquire 108,000 Shares at an exercise price of $2.28 per Share, subject to certain adjustments, (8) a common stock purchase warrant (the "Other Warrant #5") to acquire 108,000 Shares at an exercise price of $2.10 per Share, subject to certain adjustments, (9) a common stock purchase warrant (the "Other Warrant #6") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (10) a common stock purchase warrant (the "Other Warrant #7") to acquire 108,000 Shares at an exercise price of $2.73 per Share, subject to certain adjustments, (11) a common stock purchase warrant (the "Other Warrant #8") to acquire 108,000 Shares at an exercise price of $2.43 per Share, subject to certain adjustments, (12) a common stock purchase warrant (the "Other Warrant #9") to acquire 139,800 Shares at an exercise price of $0.0067 per Share, subject to certain adjustments, (13) a common stock purchase warrant (the "Other Warrant #10") to acquire 2,250,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments,
(14) a common stock purchase warrant (the "Other Warrant #11") to acquire 100,000 Shares at an exercise price of $1.20 per Share, subject to certain adjustments, (15) a common stock purchase warrant (the "Other Warrant #12") to acquire 100,000 Shares at an exercise price of $1.01 per Share, subject to certain adjustments, (16) a common stock purchase warrant (the "Other Warrant #13") to acquire 313,000 Shares at an exercise price of $1.00 per Share, subject to certain adjustments, (17) a common stock purchase warrant (the "Other Warrant #14") to acquire 100,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (18) a common stock purchase warrant (the "Other Warrant #15") to acquire 108,000 Shares at an exercise price of $2.60 per Share, subject to certain adjustments, (19) a common stock purchase warrant (the "Other Warrant #16") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (20) a common stock purchase warrant (the "Other Warrant #17") to acquire 1,916,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (21) a common stock purchase warrant (the "Other Warrant #18") to acquire 627,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (22) a common stock purchase warrant (the "Other Warrant #19") to acquire 1,333,333 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (23) a common stock purchase warrant (the "Other Warrant #20") to acquire 214,033 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (24) a common stock purchase warrant (the "Other Warrant #21") to acquire 582,367 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (25) a common stock purchase warrant (the "Other Warrant #22") to acquire 2,350 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (26) a common stock purchase warrant (the "Other Warrant #23") to acquire 16,242 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (27) a common stock purchase warrant (the "Other Warrant #24") to acquire 22,425 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (28) a common stock purchase warrant (the "Other Warrant #25") to acquire 26,859 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (29) a common stock purchase warrant (the "Other Warrant #26") to acquire 42,473 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (30) a common stock purchase warrant (the "Other Warrant #27") to acquire 16,242 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (31) a common stock purchase warrant (the "Other Warrant #28") to acquire 22,425 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (32) a common stock purchase warrant (the "Other Warrant 29" to acquire 26,859 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (33) a common stock purchase warrant (the "Other Warrant 30") to acquire 42,473 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (34) a common stock purchase warrant (the "Other Warrant #31") to acquire 16,242 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (35) a common stock purchase warrant (the "Other Warrant #32") to acquire 22,425 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (36) a common stock purchase warrant (the "Other Warrant #33") to acquire 26,859 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (37)a common stock purchase warrant (the "Other Warrant #34") to acquire 42,473 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (38) a common stock purchase warrant (the "Other Warrant #35") to acquire 7,467 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (39) a common stock purchase warrant (the "Other Warrant #36") to acquire 22,425 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (40) a common stock purchase warrant (the "Other Warrant #37") to acquire 3,775 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (41) a common stock purchase warrant (the "Other Warrant #38") to acquire 74,332 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (42) a common stock purchase warrant (the "Other Warrant #39") to acquire 108,000 Shares at an exercise price of $2.84 per Share, subject to certain adjustments, (43) a common stock purchase warrant (the "Other Warrant #40") to acquire 108,000 Shares, at an exercise price of $2.08 per Share, subject to certain adjustments, (44) a common stock purchase warrant (the "Other Warrant #41") to acquire 63,815 Shares at an exercise price of $0.18 per Share, subject to certain adjustments, (45) a common stock purchase warrant (the "Other Warrant #42") to acquire 16,242 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (46) a common stock purchase warrant (the "Other Warrant #43") to acquire 27,943 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (47) a common stock purchase warrant (the "Other Warrant #44") to acquire 63,815 Shares at an exercise price of $0.19 per Share, subject to certain adjustments,(48) a common stock purchase warrant (the "Other Warrant #45") to acquire 16,242 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (49) a common stock purchase warrant (the "Other Warrant #46") to acquire 27,943 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (50) a common stock purchase warrant (the "Other Warrant #47") to acquire 42,473 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (51) a common stock purchase warrant (the "Other Warrant #48") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments; (52) a common stock purchase warrant (the "Other Warrant #49") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (53) a common stock purchase warrant (the "Other Warrant #50") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments; (54) a common stock purchase warrant (the "Other Warrant #51") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (55) a common stock purchase warrant (the "Other Warrant #52") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (56) a common stock purchase warrant (the "Other Warrant #53") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (57) a common stock purchase warrant (the "Other Warrant #54") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (58) a common stock purchase warrant (the "Other Warrant #55") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (59) a common stock purchase warrant (the "Other Warrant #56") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (60) a common stock purchase warrant (the "Other Warrant #57") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (61) a common stock purchase warrant (the "Other Warrant #58") to acquire 63,815 Shares at an exercise price of $0.25 per Share, subject to certain adjustments, (62) a common stock purchase warrant (the "Other Warrant #59") to acquire 16,242 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (63) a common stock purchase warrant (the "Other Warrant #60") to acquire 27,943 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (64) a common stock purchase warrant (the "Other Warrant #61") to acquire 63,815 Shares at an exercise price of $0.16 per Share, subject to certain adjustments, (65) a common stock purchase warrant (the "Other Warrant #62") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (66) a common stock purchase warrant (the "Other Warrant #63") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (67) a common stock purchase warrant (the "Other Warrant #64") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (68) a common stock purchase warrant (the "Other Warrant #65") to acquire 16,242 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (69) a common stock purchase warrant (the "Other Warrant #66") to acquire 27,943 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (70) a common stock purchase warrant (the "Other Warrant #67) to acquire 63,815 Shares at an exercise price of $0.15 per Share, subject to certain adjustments, (71) a common stock purchase warrant (the "Other Warrant #68") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (72) a common stock purchase warrant (the "Other Warrant #69") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (73) a common stock purchase warrant (the "Other Warrant #70") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (74) a common stock purchase warrant (the "Other Warrant #71") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (75) a common stock purchase warrant (the "Other Warrant #72") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (76) a common stock purchase warrant (the "Other Warrant #73") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (77) a common stock purchase warrant (the "Other Warrant #74") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (78) a common stock purchase warrant (the "Other Warrant #75") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (79) a common stock purchase warrant (the "Other Warrant #76") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (80) a common stock purchase warrant (the "Other Warrant #77") to acquire 16,242 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (81) a common stock purchase warrant (the "Other Warrant #78") to acquire 27,943 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (82) a common stock purchase warrant (the "Other Warrant #79") to acquire 63,815 Shares at an exercise price of $0.28 per Share, subject to certain adjustments,(83) a common stock purchase warrant (the "Other Warrant #80") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (84) a common stock purchase warrant (the "Other Warrant #81") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (85) a common stock purchase warrant (the "Other Warrant #82") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (86) a common stock purchase warrant (the "Other Warrant #83") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (87) a common stock purchase warrant (the "Other Warrant #84") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (88) a common stock purchase warrant (the "Other Warrant #85") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (89) a common stock purchase warrant (the "Other Warrant #86") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (90) a common stock purchase warrant (the "Other Warrant #87") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (91) a common stock purchase warrant (the "Other Warrant #88") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (92) a common stock purchase warrant (the "Other Warrant #89") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (93) a common stock purchase warrant (the "Other Warrant #90") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (94) a common stock purchase warrant (the "Other Warrant #91") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (95) a common stock purchase warrant (the "Other Warrant #92") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (96) a common stock purchase warrant (the "Other Warrant #93") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, and (97) a common stock purchase warrant (the "Other Warrant #94" and together with all the other warrants described above in Arabic numerals "(2)" through Arabic numeral "(96)", collectively, the "Warrants")) to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments. The Warrants each contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 9.99% Issuance Limitation may be waived by the Investors by at least 61 days notice, provided, however, that such notice shall only be effective if delivered at a time when no indebtedness of the issuer is outstanding to the holder or its affiliates and shall automatically become null and void following notice to the issuer upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Valens U.S., VOFSPVI and VOFSPVII are managed by Valens Capital Management, LLC ("VCM"). Eugene Grin and David Grin through other entities are the controlling principals of LCM and VCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  225300201
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(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above
    Persons(entities only):

       Valens U.S. SPV I, LLC
       20-8903266
--------------------------------------------------------------------------------

(2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) |_|
        (b) |X|
--------------------------------------------------------------------------------

(3) SEC Use Only
--------------------------------------------------------------------------------

(4) Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

    (5) Sole Voting Power:                  0*
--------------------------------------------------------------------------------
    (6) Shared Voting Power:        3,789,634*
--------------------------------------------------------------------------------
    (7) Sole Dispositive Power:             0*
--------------------------------------------------------------------------------
    (8) Shared Dispositive Power:   3,789,634*
--------------------------------------------------------------------------------

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           3,789,634
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   |X|
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

*Based on 37,488,714 shares of the common stock, no par value per share (the "Shares"), outstanding of Creative Vistas, Inc., an Arizona corporation (the "Company"), as of November 15, 2010 as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens U.S. SPV I, LLC ("Valens U.S."), Valens Offshore SPV I, Ltd. ("VOFSPVI"), Valens Offshore SPV II, Corp. ("VOFSPVII") and PSource Structured Debt Limited ("PSource", and together with Valens U.S., VOFSPVI and VOFSPVII, the "Investors"), collectively held (1) 3,344,068 Shares, (2) a common stock purchase warrant (the "Other Warrant A") to acquire 812,988 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (3) a common stock purchase warrant (the "Other Warrant B") to acquire 1,738,365 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (4) a common stock purchase warrant (the "Other Warrant #1") to acquire 108,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (5) a common stock purchase warrant (the "Other Warrant #2") to acquire 108,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (6) a common stock purchase warrant (the "Other Warrant #3") to acquire 108,000 Shares at an exercise price of $1.25 per Share, subject to certain adjustments, (7) a common stock purchase warrant (the "Other Warrant #4") to acquire 108,000 Shares at an exercise price of $2.28 per Share, subject to certain adjustments, (8) a common stock purchase warrant (the "Other Warrant #5") to acquire 108,000 Shares at an exercise price of $2.10 per Share, subject to certain adjustments, (9) a common stock purchase warrant (the "Other Warrant #6") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (10) a common stock purchase warrant (the "Other Warrant #7") to acquire 108,000 Shares at an exercise price of $2.73 per Share, subject to certain adjustments, (11) a common stock purchase warrant (the "Other Warrant #8") to acquire 108,000 Shares at an exercise price of $2.43 per Share, subject to certain adjustments, (12) a common stock purchase warrant (the "Other Warrant #9") to acquire 139,800 Shares at an exercise price of $0.0067 per Share, subject to certain adjustments, (13) a common stock purchase warrant (the "Other Warrant #10") to acquire 2,250,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments,
(14) a common stock purchase warrant (the "Other Warrant #11") to acquire 100,000 Shares at an exercise price of $1.20 per Share, subject to certain adjustments, (15) a common stock purchase warrant (the "Other Warrant #12") to acquire 100,000 Shares at an exercise price of $1.01 per Share, subject to certain adjustments, (16) a common stock purchase warrant (the "Other Warrant #13") to acquire 313,000 Shares at an exercise price of $1.00 per Share, subject to certain adjustments, (17) a common stock purchase warrant (the "Other Warrant #14") to acquire 100,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (18) a common stock purchase warrant (the "Other Warrant #15") to acquire 108,000 Shares at an exercise price of $2.60 per Share, subject to certain adjustments, (19) a common stock purchase warrant (the "Other Warrant #16") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (20) a common stock purchase warrant (the "Other Warrant #17") to acquire 1,916,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (21) a common stock purchase warrant (the "Other Warrant #18") to acquire 627,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (22) a common stock purchase warrant (the "Other Warrant #19") to acquire 1,333,333 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (23) a common stock purchase warrant (the "Other Warrant #20") to acquire 214,033 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (24) a common stock purchase warrant (the "Other Warrant #21") to acquire 582,367 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (25) a common stock purchase warrant (the "Other Warrant #22") to acquire 2,350 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (26) a common stock purchase warrant (the "Other Warrant #23") to acquire 16,242 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (27) a common stock purchase warrant (the "Other Warrant #24") to acquire 22,425 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (28) a common stock purchase warrant (the "Other Warrant #25") to acquire 26,859 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (29) a common stock purchase warrant (the "Other Warrant #26") to acquire 42,473 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (30) a common stock purchase warrant (the "Other Warrant #27") to acquire 16,242 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (31) a common stock purchase warrant (the "Other Warrant #28") to acquire 22,425 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (32) a common stock purchase warrant (the "Other Warrant 29" to acquire 26,859 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (33) a common stock purchase warrant (the "Other Warrant 30") to acquire 42,473 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (34) a common stock purchase warrant (the "Other Warrant #31") to acquire 16,242 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (35) a common stock purchase warrant (the "Other Warrant #32") to acquire 22,425 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (36) a common stock purchase warrant (the "Other Warrant #33") to acquire 26,859 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (37)a common stock purchase warrant (the "Other Warrant #34") to acquire 42,473 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (38) a common stock purchase warrant (the "Other Warrant #35") to acquire 7,467 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (39) a common stock purchase warrant (the "Other Warrant #36") to acquire 22,425 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (40) a common stock purchase warrant (the "Other Warrant #37") to acquire 3,775 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (41) a common stock purchase warrant (the "Other Warrant #38") to acquire 74,332 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (42) a common stock purchase warrant (the "Other Warrant #39") to acquire 108,000 Shares at an exercise price of $2.84 per Share, subject to certain adjustments, (43) a common stock purchase warrant (the "Other Warrant #40") to acquire 108,000 Shares, at an exercise price of $2.08 per Share, subject to certain adjustments, (44) a common stock purchase warrant (the "Other Warrant #41") to acquire 63,815 Shares at an exercise price of $0.18 per Share, subject to certain adjustments, (45) a common stock purchase warrant (the "Other Warrant #42") to acquire 16,242 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (46) a common stock purchase warrant (the "Other Warrant #43") to acquire 27,943 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (47) a common stock purchase warrant (the "Other Warrant #44") to acquire 63,815 Shares at an exercise price of $0.19 per Share, subject to certain adjustments,(48) a common stock purchase warrant (the "Other Warrant #45") to acquire 16,242 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (49) a common stock purchase warrant (the "Other Warrant #46") to acquire 27,943 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (50) a common stock purchase warrant (the "Other Warrant #47") to acquire 42,473 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (51) a common stock purchase warrant (the "Other Warrant #48") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments; (52) a common stock purchase warrant (the "Other Warrant #49") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (53) a common stock purchase warrant (the "Other Warrant #50") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments; (54) a common stock purchase warrant (the "Other Warrant #51") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (55) a common stock purchase warrant (the "Other Warrant #52") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (56) a common stock purchase warrant (the "Other Warrant #53") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (57) a common stock purchase warrant (the "Other Warrant #54") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (58) a common stock purchase warrant (the "Other Warrant #55") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (59) a common stock purchase warrant (the "Other Warrant #56") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (60) a common stock purchase warrant (the "Other Warrant #57") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (61) a common stock purchase warrant (the "Other Warrant #58") to acquire 63,815 Shares at an exercise price of $0.25 per Share, subject to certain adjustments, (62) a common stock purchase warrant (the "Other Warrant #59") to acquire 16,242 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (63) a common stock purchase warrant (the "Other Warrant #60") to acquire 27,943 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (64) a common stock purchase warrant (the "Other Warrant #61") to acquire 63,815 Shares at an exercise price of $0.16 per Share, subject to certain adjustments, (65) a common stock purchase warrant (the "Other Warrant #62") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (66) a common stock purchase warrant (the "Other Warrant #63") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (67) a common stock purchase warrant (the "Other Warrant #64") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (68) a common stock purchase warrant (the "Other Warrant #65") to acquire 16,242 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (69) a common stock purchase warrant (the "Other Warrant #66") to acquire 27,943 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (70) a common stock purchase warrant (the "Other Warrant #67) to acquire 63,815 Shares at an exercise price of $0.15 per Share, subject to certain adjustments, (71) a common stock purchase warrant (the "Other Warrant #68") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (72) a common stock purchase warrant (the "Other Warrant #69") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (73) a common stock purchase warrant (the "Other Warrant #70") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (74) a common stock purchase warrant (the "Other Warrant #71") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (75) a common stock purchase warrant (the "Other Warrant #72") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (76) a common stock purchase warrant (the "Other Warrant #73") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (77) a common stock purchase warrant (the "Other Warrant #74") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (78) a common stock purchase warrant (the "Other Warrant #75") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (79) a common stock purchase warrant (the "Other Warrant #76") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (80) a common stock purchase warrant (the "Other Warrant #77") to acquire 16,242 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (81) a common stock purchase warrant (the "Other Warrant #78") to acquire 27,943 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (82) a common stock purchase warrant (the "Other Warrant #79") to acquire 63,815 Shares at an exercise price of $0.28 per Share, subject to certain adjustments,(83) a common stock purchase warrant (the "Other Warrant #80") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (84) a common stock purchase warrant (the "Other Warrant #81") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (85) a common stock purchase warrant (the "Other Warrant #82") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (86) a common stock purchase warrant (the "Other Warrant #83") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (87) a common stock purchase warrant (the "Other Warrant #84") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (88) a common stock purchase warrant (the "Other Warrant #85") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (89) a common stock purchase warrant (the "Other Warrant #86") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (90) a common stock purchase warrant (the "Other Warrant #87") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (91) a common stock purchase warrant (the "Other Warrant #88") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (92) a common stock purchase warrant (the "Other Warrant #89") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (93) a common stock purchase warrant (the "Other Warrant #90") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (94) a common stock purchase warrant (the "Other Warrant #91") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (95) a common stock purchase warrant (the "Other Warrant #92") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (96) a common stock purchase warrant (the "Other Warrant #93") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, and (97) a common stock purchase warrant (the "Other Warrant #94" and together with all the other warrants described above in Arabic numerals "(2)" through Arabic numeral "(96)", collectively, the "Warrants")) to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments. The Warrants each contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 9.99% Issuance Limitation may be waived by the Investors by at least 61 days notice, provided, however, that such notice shall only be effective if delivered at a time when no indebtedness of the issuer is outstanding to the holder or its affiliates and shall automatically become null and void following notice to the issuer upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Valens U.S., VOFSPVI and VOFSPVII are managed by Valens Capital Management, LLC ("VCM"). Eugene Grin and David Grin through other entities are the controlling principals of LCM and VCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  225300201
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons(entities only):

         Valens Offshore SPV I, Ltd.

--------------------------------------------------------------------------------

(2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) |_|
        (b) |X|
--------------------------------------------------------------------------------

(3) SEC Use Only
--------------------------------------------------------------------------------

(4) Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

    (5) Sole Voting Power:                  0*
--------------------------------------------------------------------------------
    (6) Shared Voting Power:        3,789,634*
--------------------------------------------------------------------------------
    (7) Sole Dispositive Power:             0*
--------------------------------------------------------------------------------
    (8) Shared Dispositive Power:   3,789,634*
--------------------------------------------------------------------------------

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           3,789,634
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   |X|
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

*Based on 37,488,714 shares of the common stock, no par value per share (the "Shares"), outstanding of Creative Vistas, Inc., an Arizona corporation (the "Company"), as of November 15, 2010 as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens U.S. SPV I, LLC ("Valens U.S."), Valens Offshore SPV I, Ltd. ("VOFSPVI"), Valens Offshore SPV II, Corp. ("VOFSPVII") and PSource Structured Debt Limited ("PSource", and together with Valens U.S., VOFSPVI and VOFSPVII, the "Investors"), collectively held (1) 3,344,068 Shares, (2) a common stock purchase warrant (the "Other Warrant A") to acquire 812,988 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (3) a common stock purchase warrant (the "Other Warrant B") to acquire 1,738,365 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (4) a common stock purchase warrant (the "Other Warrant #1") to acquire 108,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (5) a common stock purchase warrant (the "Other Warrant #2") to acquire 108,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (6) a common stock purchase warrant (the "Other Warrant #3") to acquire 108,000 Shares at an exercise price of $1.25 per Share, subject to certain adjustments, (7) a common stock purchase warrant (the "Other Warrant #4") to acquire 108,000 Shares at an exercise price of $2.28 per Share, subject to certain adjustments, (8) a common stock purchase warrant (the "Other Warrant #5") to acquire 108,000 Shares at an exercise price of $2.10 per Share, subject to certain adjustments, (9) a common stock purchase warrant (the "Other Warrant #6") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (10) a common stock purchase warrant (the "Other Warrant #7") to acquire 108,000 Shares at an exercise price of $2.73 per Share, subject to certain adjustments, (11) a common stock purchase warrant (the "Other Warrant #8") to acquire 108,000 Shares at an exercise price of $2.43 per Share, subject to certain adjustments, (12) a common stock purchase warrant (the "Other Warrant #9") to acquire 139,800 Shares at an exercise price of $0.0067 per Share, subject to certain adjustments, (13) a common stock purchase warrant (the "Other Warrant #10") to acquire 2,250,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments,
(14) a common stock purchase warrant (the "Other Warrant #11") to acquire 100,000 Shares at an exercise price of $1.20 per Share, subject to certain adjustments, (15) a common stock purchase warrant (the "Other Warrant #12") to acquire 100,000 Shares at an exercise price of $1.01 per Share, subject to certain adjustments, (16) a common stock purchase warrant (the "Other Warrant #13") to acquire 313,000 Shares at an exercise price of $1.00 per Share, subject to certain adjustments, (17) a common stock purchase warrant (the "Other Warrant #14") to acquire 100,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (18) a common stock purchase warrant (the "Other Warrant #15") to acquire 108,000 Shares at an exercise price of $2.60 per Share, subject to certain adjustments, (19) a common stock purchase warrant (the "Other Warrant #16") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (20) a common stock purchase warrant (the "Other Warrant #17") to acquire 1,916,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (21) a common stock purchase warrant (the "Other Warrant #18") to acquire 627,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (22) a common stock purchase warrant (the "Other Warrant #19") to acquire 1,333,333 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (23) a common stock purchase warrant (the "Other Warrant #20") to acquire 214,033 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (24) a common stock purchase warrant (the "Other Warrant #21") to acquire 582,367 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (25) a common stock purchase warrant (the "Other Warrant #22") to acquire 2,350 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (26) a common stock purchase warrant (the "Other Warrant #23") to acquire 16,242 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (27) a common stock purchase warrant (the "Other Warrant #24") to acquire 22,425 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (28) a common stock purchase warrant (the "Other Warrant #25") to acquire 26,859 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (29) a common stock purchase warrant (the "Other Warrant #26") to acquire 42,473 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (30) a common stock purchase warrant (the "Other Warrant #27") to acquire 16,242 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (31) a common stock purchase warrant (the "Other Warrant #28") to acquire 22,425 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (32) a common stock purchase warrant (the "Other Warrant 29" to acquire 26,859 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (33) a common stock purchase warrant (the "Other Warrant 30") to acquire 42,473 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (34) a common stock purchase warrant (the "Other Warrant #31") to acquire 16,242 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (35) a common stock purchase warrant (the "Other Warrant #32") to acquire 22,425 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (36) a common stock purchase warrant (the "Other Warrant #33") to acquire 26,859 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (37)a common stock purchase warrant (the "Other Warrant #34") to acquire 42,473 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (38) a common stock purchase warrant (the "Other Warrant #35") to acquire 7,467 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (39) a common stock purchase warrant (the "Other Warrant #36") to acquire 22,425 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (40) a common stock purchase warrant (the "Other Warrant #37") to acquire 3,775 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (41) a common stock purchase warrant (the "Other Warrant #38") to acquire 74,332 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (42) a common stock purchase warrant (the "Other Warrant #39") to acquire 108,000 Shares at an exercise price of $2.84 per Share, subject to certain adjustments, (43) a common stock purchase warrant (the "Other Warrant #40") to acquire 108,000 Shares, at an exercise price of $2.08 per Share, subject to certain adjustments, (44) a common stock purchase warrant (the "Other Warrant #41") to acquire 63,815 Shares at an exercise price of $0.18 per Share, subject to certain adjustments, (45) a common stock purchase warrant (the "Other Warrant #42") to acquire 16,242 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (46) a common stock purchase warrant (the "Other Warrant #43") to acquire 27,943 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (47) a common stock purchase warrant (the "Other Warrant #44") to acquire 63,815 Shares at an exercise price of $0.19 per Share, subject to certain adjustments,(48) a common stock purchase warrant (the "Other Warrant #45") to acquire 16,242 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (49) a common stock purchase warrant (the "Other Warrant #46") to acquire 27,943 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (50) a common stock purchase warrant (the "Other Warrant #47") to acquire 42,473 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (51) a common stock purchase warrant (the "Other Warrant #48") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments; (52) a common stock purchase warrant (the "Other Warrant #49") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (53) a common stock purchase warrant (the "Other Warrant #50") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments; (54) a common stock purchase warrant (the "Other Warrant #51") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (55) a common stock purchase warrant (the "Other Warrant #52") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (56) a common stock purchase warrant (the "Other Warrant #53") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (57) a common stock purchase warrant (the "Other Warrant #54") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (58) a common stock purchase warrant (the "Other Warrant #55") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (59) a common stock purchase warrant (the "Other Warrant #56") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (60) a common stock purchase warrant (the "Other Warrant #57") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (61) a common stock purchase warrant (the "Other Warrant #58") to acquire 63,815 Shares at an exercise price of $0.25 per Share, subject to certain adjustments, (62) a common stock purchase warrant (the "Other Warrant #59") to acquire 16,242 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (63) a common stock purchase warrant (the "Other Warrant #60") to acquire 27,943 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (64) a common stock purchase warrant (the "Other Warrant #61") to acquire 63,815 Shares at an exercise price of $0.16 per Share, subject to certain adjustments, (65) a common stock purchase warrant (the "Other Warrant #62") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (66) a common stock purchase warrant (the "Other Warrant #63") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (67) a common stock purchase warrant (the "Other Warrant #64") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (68) a common stock purchase warrant (the "Other Warrant #65") to acquire 16,242 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (69) a common stock purchase warrant (the "Other Warrant #66") to acquire 27,943 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (70) a common stock purchase warrant (the "Other Warrant #67) to acquire 63,815 Shares at an exercise price of $0.15 per Share, subject to certain adjustments, (71) a common stock purchase warrant (the "Other Warrant #68") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (72) a common stock purchase warrant (the "Other Warrant #69") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (73) a common stock purchase warrant (the "Other Warrant #70") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (74) a common stock purchase warrant (the "Other Warrant #71") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (75) a common stock purchase warrant (the "Other Warrant #72") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (76) a common stock purchase warrant (the "Other Warrant #73") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (77) a common stock purchase warrant (the "Other Warrant #74") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (78) a common stock purchase warrant (the "Other Warrant #75") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (79) a common stock purchase warrant (the "Other Warrant #76") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (80) a common stock purchase warrant (the "Other Warrant #77") to acquire 16,242 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (81) a common stock purchase warrant (the "Other Warrant #78") to acquire 27,943 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (82) a common stock purchase warrant (the "Other Warrant #79") to acquire 63,815 Shares at an exercise price of $0.28 per Share, subject to certain adjustments,(83) a common stock purchase warrant (the "Other Warrant #80") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (84) a common stock purchase warrant (the "Other Warrant #81") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (85) a common stock purchase warrant (the "Other Warrant #82") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (86) a common stock purchase warrant (the "Other Warrant #83") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (87) a common stock purchase warrant (the "Other Warrant #84") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (88) a common stock purchase warrant (the "Other Warrant #85") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (89) a common stock purchase warrant (the "Other Warrant #86") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (90) a common stock purchase warrant (the "Other Warrant #87") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (91) a common stock purchase warrant (the "Other Warrant #88") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (92) a common stock purchase warrant (the "Other Warrant #89") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (93) a common stock purchase warrant (the "Other Warrant #90") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (94) a common stock purchase warrant (the "Other Warrant #91") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (95) a common stock purchase warrant (the "Other Warrant #92") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (96) a common stock purchase warrant (the "Other Warrant #93") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, and (97) a common stock purchase warrant (the "Other Warrant #94" and together with all the other warrants described above in Arabic numerals "(2)" through Arabic numeral "(96)", collectively, the "Warrants")) to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments. The Warrants each contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 9.99% Issuance Limitation may be waived by the Investors by at least 61 days notice, provided, however, that such notice shall only be effective if delivered at a time when no indebtedness of the issuer is outstanding to the holder or its affiliates and shall automatically become null and void following notice to the issuer upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Valens U.S., VOFSPVI and VOFSPVII are managed by Valens Capital Management, LLC ("VCM"). Eugene Grin and David Grin through other entities are the controlling principals of LCM and VCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  225300201
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons(entities only):

        Valens Offshore SPV II, Corp.
        26-0811267
--------------------------------------------------------------------------------

(2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) |_|
        (b) |X|
--------------------------------------------------------------------------------

(3) SEC Use Only
--------------------------------------------------------------------------------

(4) Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

    (5) Sole Voting Power:                  0*
--------------------------------------------------------------------------------
    (6) Shared Voting Power:        3,789,634*
--------------------------------------------------------------------------------
    (7) Sole Dispositive Power:             0*
--------------------------------------------------------------------------------
    (8) Shared Dispositive Power:   3,789,634*
--------------------------------------------------------------------------------

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           3,789,634
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   |X|
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  CO
--------------------------------------------------------------------------------

*Based on 37,488,714 shares of the common stock, no par value per share (the "Shares"), outstanding of Creative Vistas, Inc., an Arizona corporation (the "Company"), as of November 15, 2010 as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens U.S. SPV I, LLC ("Valens U.S."), Valens Offshore SPV I, Ltd. ("VOFSPVI"), Valens Offshore SPV II, Corp. ("VOFSPVII") and PSource Structured Debt Limited ("PSource", and together with Valens U.S., VOFSPVI and VOFSPVII, the "Investors"), collectively held (1) 3,344,068 Shares, (2) a common stock purchase warrant (the "Other Warrant A") to acquire 812,988 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (3) a common stock purchase warrant (the "Other Warrant B") to acquire 1,738,365 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (4) a common stock purchase warrant (the "Other Warrant #1") to acquire 108,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (5) a common stock purchase warrant (the "Other Warrant #2") to acquire 108,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (6) a common stock purchase warrant (the "Other Warrant #3") to acquire 108,000 Shares at an exercise price of $1.25 per Share, subject to certain adjustments, (7) a common stock purchase warrant (the "Other Warrant #4") to acquire 108,000 Shares at an exercise price of $2.28 per Share, subject to certain adjustments, (8) a common stock purchase warrant (the "Other Warrant #5") to acquire 108,000 Shares at an exercise price of $2.10 per Share, subject to certain adjustments, (9) a common stock purchase warrant (the "Other Warrant #6") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (10) a common stock purchase warrant (the "Other Warrant #7") to acquire 108,000 Shares at an exercise price of $2.73 per Share, subject to certain adjustments, (11) a common stock purchase warrant (the "Other Warrant #8") to acquire 108,000 Shares at an exercise price of $2.43 per Share, subject to certain adjustments, (12) a common stock purchase warrant (the "Other Warrant #9") to acquire 139,800 Shares at an exercise price of $0.0067 per Share, subject to certain adjustments, (13) a common stock purchase warrant (the "Other Warrant #10") to acquire 2,250,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments,
(14) a common stock purchase warrant (the "Other Warrant #11") to acquire 100,000 Shares at an exercise price of $1.20 per Share, subject to certain adjustments, (15) a common stock purchase warrant (the "Other Warrant #12") to acquire 100,000 Shares at an exercise price of $1.01 per Share, subject to certain adjustments, (16) a common stock purchase warrant (the "Other Warrant #13") to acquire 313,000 Shares at an exercise price of $1.00 per Share, subject to certain adjustments, (17) a common stock purchase warrant (the "Other Warrant #14") to acquire 100,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (18) a common stock purchase warrant (the "Other Warrant #15") to acquire 108,000 Shares at an exercise price of $2.60 per Share, subject to certain adjustments, (19) a common stock purchase warrant (the "Other Warrant #16") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (20) a common stock purchase warrant (the "Other Warrant #17") to acquire 1,916,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (21) a common stock purchase warrant (the "Other Warrant #18") to acquire 627,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (22) a common stock purchase warrant (the "Other Warrant #19") to acquire 1,333,333 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (23) a common stock purchase warrant (the "Other Warrant #20") to acquire 214,033 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (24) a common stock purchase warrant (the "Other Warrant #21") to acquire 582,367 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (25) a common stock purchase warrant (the "Other Warrant #22") to acquire 2,350 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (26) a common stock purchase warrant (the "Other Warrant #23") to acquire 16,242 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (27) a common stock purchase warrant (the "Other Warrant #24") to acquire 22,425 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (28) a common stock purchase warrant (the "Other Warrant #25") to acquire 26,859 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (29) a common stock purchase warrant (the "Other Warrant #26") to acquire 42,473 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (30) a common stock purchase warrant (the "Other Warrant #27") to acquire 16,242 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (31) a common stock purchase warrant (the "Other Warrant #28") to acquire 22,425 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (32) a common stock purchase warrant (the "Other Warrant 29" to acquire 26,859 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (33) a common stock purchase warrant (the "Other Warrant 30") to acquire 42,473 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (34) a common stock purchase warrant (the "Other Warrant #31") to acquire 16,242 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (35) a common stock purchase warrant (the "Other Warrant #32") to acquire 22,425 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (36) a common stock purchase warrant (the "Other Warrant #33") to acquire 26,859 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (37)a common stock purchase warrant (the "Other Warrant #34") to acquire 42,473 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (38) a common stock purchase warrant (the "Other Warrant #35") to acquire 7,467 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (39) a common stock purchase warrant (the "Other Warrant #36") to acquire 22,425 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (40) a common stock purchase warrant (the "Other Warrant #37") to acquire 3,775 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (41) a common stock purchase warrant (the "Other Warrant #38") to acquire 74,332 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (42) a common stock purchase warrant (the "Other Warrant #39") to acquire 108,000 Shares at an exercise price of $2.84 per Share, subject to certain adjustments, (43) a common stock purchase warrant (the "Other Warrant #40") to acquire 108,000 Shares, at an exercise price of $2.08 per Share, subject to certain adjustments, (44) a common stock purchase warrant (the "Other Warrant #41") to acquire 63,815 Shares at an exercise price of $0.18 per Share, subject to certain adjustments, (45) a common stock purchase warrant (the "Other Warrant #42") to acquire 16,242 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (46) a common stock purchase warrant (the "Other Warrant #43") to acquire 27,943 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (47) a common stock purchase warrant (the "Other Warrant #44") to acquire 63,815 Shares at an exercise price of $0.19 per Share, subject to certain adjustments,(48) a common stock purchase warrant (the "Other Warrant #45") to acquire 16,242 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (49) a common stock purchase warrant (the "Other Warrant #46") to acquire 27,943 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (50) a common stock purchase warrant (the "Other Warrant #47") to acquire 42,473 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (51) a common stock purchase warrant (the "Other Warrant #48") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments; (52) a common stock purchase warrant (the "Other Warrant #49") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (53) a common stock purchase warrant (the "Other Warrant #50") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments; (54) a common stock purchase warrant (the "Other Warrant #51") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (55) a common stock purchase warrant (the "Other Warrant #52") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (56) a common stock purchase warrant (the "Other Warrant #53") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (57) a common stock purchase warrant (the "Other Warrant #54") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (58) a common stock purchase warrant (the "Other Warrant #55") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (59) a common stock purchase warrant (the "Other Warrant #56") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (60) a common stock purchase warrant (the "Other Warrant #57") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (61) a common stock purchase warrant (the "Other Warrant #58") to acquire 63,815 Shares at an exercise price of $0.25 per Share, subject to certain adjustments, (62) a common stock purchase warrant (the "Other Warrant #59") to acquire 16,242 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (63) a common stock purchase warrant (the "Other Warrant #60") to acquire 27,943 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (64) a common stock purchase warrant (the "Other Warrant #61") to acquire 63,815 Shares at an exercise price of $0.16 per Share, subject to certain adjustments, (65) a common stock purchase warrant (the "Other Warrant #62") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (66) a common stock purchase warrant (the "Other Warrant #63") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (67) a common stock purchase warrant (the "Other Warrant #64") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (68) a common stock purchase warrant (the "Other Warrant #65") to acquire 16,242 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (69) a common stock purchase warrant (the "Other Warrant #66") to acquire 27,943 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (70) a common stock purchase warrant (the "Other Warrant #67) to acquire 63,815 Shares at an exercise price of $0.15 per Share, subject to certain adjustments, (71) a common stock purchase warrant (the "Other Warrant #68") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (72) a common stock purchase warrant (the "Other Warrant #69") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (73) a common stock purchase warrant (the "Other Warrant #70") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (74) a common stock purchase warrant (the "Other Warrant #71") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (75) a common stock purchase warrant (the "Other Warrant #72") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (76) a common stock purchase warrant (the "Other Warrant #73") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (77) a common stock purchase warrant (the "Other Warrant #74") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (78) a common stock purchase warrant (the "Other Warrant #75") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (79) a common stock purchase warrant (the "Other Warrant #76") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (80) a common stock purchase warrant (the "Other Warrant #77") to acquire 16,242 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (81) a common stock purchase warrant (the "Other Warrant #78") to acquire 27,943 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (82) a common stock purchase warrant (the "Other Warrant #79") to acquire 63,815 Shares at an exercise price of $0.28 per Share, subject to certain adjustments,(83) a common stock purchase warrant (the "Other Warrant #80") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (84) a common stock purchase warrant (the "Other Warrant #81") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (85) a common stock purchase warrant (the "Other Warrant #82") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (86) a common stock purchase warrant (the "Other Warrant #83") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (87) a common stock purchase warrant (the "Other Warrant #84") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (88) a common stock purchase warrant (the "Other Warrant #85") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (89) a common stock purchase warrant (the "Other Warrant #86") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (90) a common stock purchase warrant (the "Other Warrant #87") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (91) a common stock purchase warrant (the "Other Warrant #88") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (92) a common stock purchase warrant (the "Other Warrant #89") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (93) a common stock purchase warrant (the "Other Warrant #90") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (94) a common stock purchase warrant (the "Other Warrant #91") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (95) a common stock purchase warrant (the "Other Warrant #92") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (96) a common stock purchase warrant (the "Other Warrant #93") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, and (97) a common stock purchase warrant (the "Other Warrant #94" and together with all the other warrants described above in Arabic numerals "(2)" through Arabic numeral "(96)", collectively, the "Warrants")) to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments. The Warrants each contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 9.99% Issuance Limitation may be waived by the Investors by at least 61 days notice, provided, however, that such notice shall only be effective if delivered at a time when no indebtedness of the issuer is outstanding to the holder or its affiliates and shall automatically become null and void following notice to the issuer upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Valens U.S., VOFSPVI and VOFSPVII are managed by Valens Capital Management, LLC ("VCM"). Eugene Grin and David Grin through other entities are the controlling principals of LCM and VCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  225300201
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(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons
    (entities only):

        Valens Capital Management, LLC
        20-8903345
--------------------------------------------------------------------------------

(2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) |_|
        (b) |X|
--------------------------------------------------------------------------------

(3) SEC Use Only
--------------------------------------------------------------------------------

(4) Citizenship or Place of Organization:  Cayman Islands
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

    (5) Sole Voting Power:                  0*
--------------------------------------------------------------------------------
    (6) Shared Voting Power:        3,789,634*
--------------------------------------------------------------------------------
    (7) Sole Dispositive Power:             0*
--------------------------------------------------------------------------------
    (8) Shared Dispositive Power:   3,789,634*
--------------------------------------------------------------------------------

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           3,789,634
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   |X|
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  OO
--------------------------------------------------------------------------------

*Based on 37,488,714 shares of the common stock, no par value per share (the "Shares"), outstanding of Creative Vistas, Inc., an Arizona corporation (the "Company"), as of November 15, 2010 as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens U.S. SPV I, LLC ("Valens U.S."), Valens Offshore SPV I, Ltd. ("VOFSPVI"), Valens Offshore SPV II, Corp. ("VOFSPVII") and PSource Structured Debt Limited ("PSource", and together with Valens U.S., VOFSPVI and VOFSPVII, the "Investors"), collectively held (1) 3,344,068 Shares, (2) a common stock purchase warrant (the "Other Warrant A") to acquire 812,988 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (3) a common stock purchase warrant (the "Other Warrant B") to acquire 1,738,365 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (4) a common stock purchase warrant (the "Other Warrant #1") to acquire 108,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (5) a common stock purchase warrant (the "Other Warrant #2") to acquire 108,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (6) a common stock purchase warrant (the "Other Warrant #3") to acquire 108,000 Shares at an exercise price of $1.25 per Share, subject to certain adjustments, (7) a common stock purchase warrant (the "Other Warrant #4") to acquire 108,000 Shares at an exercise price of $2.28 per Share, subject to certain adjustments, (8) a common stock purchase warrant (the "Other Warrant #5") to acquire 108,000 Shares at an exercise price of $2.10 per Share, subject to certain adjustments, (9) a common stock purchase warrant (the "Other Warrant #6") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (10) a common stock purchase warrant (the "Other Warrant #7") to acquire 108,000 Shares at an exercise price of $2.73 per Share, subject to certain adjustments, (11) a common stock purchase warrant (the "Other Warrant #8") to acquire 108,000 Shares at an exercise price of $2.43 per Share, subject to certain adjustments, (12) a common stock purchase warrant (the "Other Warrant #9") to acquire 139,800 Shares at an exercise price of $0.0067 per Share, subject to certain adjustments, (13) a common stock purchase warrant (the "Other Warrant #10") to acquire 2,250,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments,
(14) a common stock purchase warrant (the "Other Warrant #11") to acquire 100,000 Shares at an exercise price of $1.20 per Share, subject to certain adjustments, (15) a common stock purchase warrant (the "Other Warrant #12") to acquire 100,000 Shares at an exercise price of $1.01 per Share, subject to certain adjustments, (16) a common stock purchase warrant (the "Other Warrant #13") to acquire 313,000 Shares at an exercise price of $1.00 per Share, subject to certain adjustments, (17) a common stock purchase warrant (the "Other Warrant #14") to acquire 100,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (18) a common stock purchase warrant (the "Other Warrant #15") to acquire 108,000 Shares at an exercise price of $2.60 per Share, subject to certain adjustments, (19) a common stock purchase warrant (the "Other Warrant #16") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (20) a common stock purchase warrant (the "Other Warrant #17") to acquire 1,916,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (21) a common stock purchase warrant (the "Other Warrant #18") to acquire 627,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (22) a common stock purchase warrant (the "Other Warrant #19") to acquire 1,333,333 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (23) a common stock purchase warrant (the "Other Warrant #20") to acquire 214,033 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (24) a common stock purchase warrant (the "Other Warrant #21") to acquire 582,367 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (25) a common stock purchase warrant (the "Other Warrant #22") to acquire 2,350 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (26) a common stock purchase warrant (the "Other Warrant #23") to acquire 16,242 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (27) a common stock purchase warrant (the "Other Warrant #24") to acquire 22,425 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (28) a common stock purchase warrant (the "Other Warrant #25") to acquire 26,859 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (29) a common stock purchase warrant (the "Other Warrant #26") to acquire 42,473 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (30) a common stock purchase warrant (the "Other Warrant #27") to acquire 16,242 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (31) a common stock purchase warrant (the "Other Warrant #28") to acquire 22,425 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (32) a common stock purchase warrant (the "Other Warrant 29" to acquire 26,859 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (33) a common stock purchase warrant (the "Other Warrant 30") to acquire 42,473 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (34) a common stock purchase warrant (the "Other Warrant #31") to acquire 16,242 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (35) a common stock purchase warrant (the "Other Warrant #32") to acquire 22,425 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (36) a common stock purchase warrant (the "Other Warrant #33") to acquire 26,859 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (37)a common stock purchase warrant (the "Other Warrant #34") to acquire 42,473 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (38) a common stock purchase warrant (the "Other Warrant #35") to acquire 7,467 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (39) a common stock purchase warrant (the "Other Warrant #36") to acquire 22,425 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (40) a common stock purchase warrant (the "Other Warrant #37") to acquire 3,775 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (41) a common stock purchase warrant (the "Other Warrant #38") to acquire 74,332 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (42) a common stock purchase warrant (the "Other Warrant #39") to acquire 108,000 Shares at an exercise price of $2.84 per Share, subject to certain adjustments, (43) a common stock purchase warrant (the "Other Warrant #40") to acquire 108,000 Shares, at an exercise price of $2.08 per Share, subject to certain adjustments, (44) a common stock purchase warrant (the "Other Warrant #41") to acquire 63,815 Shares at an exercise price of $0.18 per Share, subject to certain adjustments, (45) a common stock purchase warrant (the "Other Warrant #42") to acquire 16,242 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (46) a common stock purchase warrant (the "Other Warrant #43") to acquire 27,943 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (47) a common stock purchase warrant (the "Other Warrant #44") to acquire 63,815 Shares at an exercise price of $0.19 per Share, subject to certain adjustments,(48) a common stock purchase warrant (the "Other Warrant #45") to acquire 16,242 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (49) a common stock purchase warrant (the "Other Warrant #46") to acquire 27,943 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (50) a common stock purchase warrant (the "Other Warrant #47") to acquire 42,473 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (51) a common stock purchase warrant (the "Other Warrant #48") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments; (52) a common stock purchase warrant (the "Other Warrant #49") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (53) a common stock purchase warrant (the "Other Warrant #50") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments; (54) a common stock purchase warrant (the "Other Warrant #51") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (55) a common stock purchase warrant (the "Other Warrant #52") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (56) a common stock purchase warrant (the "Other Warrant #53") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (57) a common stock purchase warrant (the "Other Warrant #54") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (58) a common stock purchase warrant (the "Other Warrant #55") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (59) a common stock purchase warrant (the "Other Warrant #56") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (60) a common stock purchase warrant (the "Other Warrant #57") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (61) a common stock purchase warrant (the "Other Warrant #58") to acquire 63,815 Shares at an exercise price of $0.25 per Share, subject to certain adjustments, (62) a common stock purchase warrant (the "Other Warrant #59") to acquire 16,242 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (63) a common stock purchase warrant (the "Other Warrant #60") to acquire 27,943 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (64) a common stock purchase warrant (the "Other Warrant #61") to acquire 63,815 Shares at an exercise price of $0.16 per Share, subject to certain adjustments, (65) a common stock purchase warrant (the "Other Warrant #62") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (66) a common stock purchase warrant (the "Other Warrant #63") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (67) a common stock purchase warrant (the "Other Warrant #64") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (68) a common stock purchase warrant (the "Other Warrant #65") to acquire 16,242 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (69) a common stock purchase warrant (the "Other Warrant #66") to acquire 27,943 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (70) a common stock purchase warrant (the "Other Warrant #67) to acquire 63,815 Shares at an exercise price of $0.15 per Share, subject to certain adjustments, (71) a common stock purchase warrant (the "Other Warrant #68") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (72) a common stock purchase warrant (the "Other Warrant #69") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (73) a common stock purchase warrant (the "Other Warrant #70") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (74) a common stock purchase warrant (the "Other Warrant #71") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (75) a common stock purchase warrant (the "Other Warrant #72") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (76) a common stock purchase warrant (the "Other Warrant #73") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (77) a common stock purchase warrant (the "Other Warrant #74") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (78) a common stock purchase warrant (the "Other Warrant #75") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (79) a common stock purchase warrant (the "Other Warrant #76") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (80) a common stock purchase warrant (the "Other Warrant #77") to acquire 16,242 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (81) a common stock purchase warrant (the "Other Warrant #78") to acquire 27,943 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (82) a common stock purchase warrant (the "Other Warrant #79") to acquire 63,815 Shares at an exercise price of $0.28 per Share, subject to certain adjustments,(83) a common stock purchase warrant (the "Other Warrant #80") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (84) a common stock purchase warrant (the "Other Warrant #81") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (85) a common stock purchase warrant (the "Other Warrant #82") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (86) a common stock purchase warrant (the "Other Warrant #83") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (87) a common stock purchase warrant (the "Other Warrant #84") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (88) a common stock purchase warrant (the "Other Warrant #85") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (89) a common stock purchase warrant (the "Other Warrant #86") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (90) a common stock purchase warrant (the "Other Warrant #87") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (91) a common stock purchase warrant (the "Other Warrant #88") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (92) a common stock purchase warrant (the "Other Warrant #89") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (93) a common stock purchase warrant (the "Other Warrant #90") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (94) a common stock purchase warrant (the "Other Warrant #91") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (95) a common stock purchase warrant (the "Other Warrant #92") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (96) a common stock purchase warrant (the "Other Warrant #93") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, and (97) a common stock purchase warrant (the "Other Warrant #94" and together with all the other warrants described above in Arabic numerals "(2)" through Arabic numeral "(96)", collectively, the "Warrants")) to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments. The Warrants each contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 9.99% Issuance Limitation may be waived by the Investors by at least 61 days notice, provided, however, that such notice shall only be effective if delivered at a time when no indebtedness of the issuer is outstanding to the holder or its affiliates and shall automatically become null and void following notice to the issuer upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Valens U.S., VOFSPVI and VOFSPVII are managed by Valens Capital Management, LLC ("VCM"). Eugene Grin and David Grin through other entities are the controlling principals of LCM and VCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  225300201
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons(entities only):

       David Grin

--------------------------------------------------------------------------------

(2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) |_|
        (b) |X|
--------------------------------------------------------------------------------

(3) SEC Use Only
--------------------------------------------------------------------------------

(4) Citizenship or Place of Organization:  United States and Israel
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

    (5) Sole Voting Power:                  0*
--------------------------------------------------------------------------------
    (6) Shared Voting Power:        3,789,634*
--------------------------------------------------------------------------------
    (7) Sole Dispositive Power:             0*
--------------------------------------------------------------------------------
    (8) Shared Dispositive Power:   3,789,634*
--------------------------------------------------------------------------------

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           3,789,634
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   |X|
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

*Based on 37,488,714 shares of the common stock, no par value per share (the "Shares"), outstanding of Creative Vistas, Inc., an Arizona corporation (the "Company"), as of November 15, 2010 as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens U.S. SPV I, LLC ("Valens U.S."), Valens Offshore SPV I, Ltd. ("VOFSPVI"), Valens Offshore SPV II, Corp. ("VOFSPVII") and PSource Structured Debt Limited ("PSource", and together with Valens U.S., VOFSPVI and VOFSPVII, the "Investors"), collectively held (1) 3,344,068 Shares, (2) a common stock purchase warrant (the "Other Warrant A") to acquire 812,988 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (3) a common stock purchase warrant (the "Other Warrant B") to acquire 1,738,365 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (4) a common stock purchase warrant (the "Other Warrant #1") to acquire 108,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (5) a common stock purchase warrant (the "Other Warrant #2") to acquire 108,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (6) a common stock purchase warrant (the "Other Warrant #3") to acquire 108,000 Shares at an exercise price of $1.25 per Share, subject to certain adjustments, (7) a common stock purchase warrant (the "Other Warrant #4") to acquire 108,000 Shares at an exercise price of $2.28 per Share, subject to certain adjustments, (8) a common stock purchase warrant (the "Other Warrant #5") to acquire 108,000 Shares at an exercise price of $2.10 per Share, subject to certain adjustments, (9) a common stock purchase warrant (the "Other Warrant #6") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (10) a common stock purchase warrant (the "Other Warrant #7") to acquire 108,000 Shares at an exercise price of $2.73 per Share, subject to certain adjustments, (11) a common stock purchase warrant (the "Other Warrant #8") to acquire 108,000 Shares at an exercise price of $2.43 per Share, subject to certain adjustments, (12) a common stock purchase warrant (the "Other Warrant #9") to acquire 139,800 Shares at an exercise price of $0.0067 per Share, subject to certain adjustments, (13) a common stock purchase warrant (the "Other Warrant #10") to acquire 2,250,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments,
(14) a common stock purchase warrant (the "Other Warrant #11") to acquire 100,000 Shares at an exercise price of $1.20 per Share, subject to certain adjustments, (15) a common stock purchase warrant (the "Other Warrant #12") to acquire 100,000 Shares at an exercise price of $1.01 per Share, subject to certain adjustments, (16) a common stock purchase warrant (the "Other Warrant #13") to acquire 313,000 Shares at an exercise price of $1.00 per Share, subject to certain adjustments, (17) a common stock purchase warrant (the "Other Warrant #14") to acquire 100,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (18) a common stock purchase warrant (the "Other Warrant #15") to acquire 108,000 Shares at an exercise price of $2.60 per Share, subject to certain adjustments, (19) a common stock purchase warrant (the "Other Warrant #16") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (20) a common stock purchase warrant (the "Other Warrant #17") to acquire 1,916,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (21) a common stock purchase warrant (the "Other Warrant #18") to acquire 627,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (22) a common stock purchase warrant (the "Other Warrant #19") to acquire 1,333,333 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (23) a common stock purchase warrant (the "Other Warrant #20") to acquire 214,033 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (24) a common stock purchase warrant (the "Other Warrant #21") to acquire 582,367 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (25) a common stock purchase warrant (the "Other Warrant #22") to acquire 2,350 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (26) a common stock purchase warrant (the "Other Warrant #23") to acquire 16,242 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (27) a common stock purchase warrant (the "Other Warrant #24") to acquire 22,425 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (28) a common stock purchase warrant (the "Other Warrant #25") to acquire 26,859 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (29) a common stock purchase warrant (the "Other Warrant #26") to acquire 42,473 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (30) a common stock purchase warrant (the "Other Warrant #27") to acquire 16,242 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (31) a common stock purchase warrant (the "Other Warrant #28") to acquire 22,425 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (32) a common stock purchase warrant (the "Other Warrant 29" to acquire 26,859 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (33) a common stock purchase warrant (the "Other Warrant 30") to acquire 42,473 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (34) a common stock purchase warrant (the "Other Warrant #31") to acquire 16,242 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (35) a common stock purchase warrant (the "Other Warrant #32") to acquire 22,425 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (36) a common stock purchase warrant (the "Other Warrant #33") to acquire 26,859 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (37)a common stock purchase warrant (the "Other Warrant #34") to acquire 42,473 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (38) a common stock purchase warrant (the "Other Warrant #35") to acquire 7,467 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (39) a common stock purchase warrant (the "Other Warrant #36") to acquire 22,425 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (40) a common stock purchase warrant (the "Other Warrant #37") to acquire 3,775 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (41) a common stock purchase warrant (the "Other Warrant #38") to acquire 74,332 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (42) a common stock purchase warrant (the "Other Warrant #39") to acquire 108,000 Shares at an exercise price of $2.84 per Share, subject to certain adjustments, (43) a common stock purchase warrant (the "Other Warrant #40") to acquire 108,000 Shares, at an exercise price of $2.08 per Share, subject to certain adjustments, (44) a common stock purchase warrant (the "Other Warrant #41") to acquire 63,815 Shares at an exercise price of $0.18 per Share, subject to certain adjustments, (45) a common stock purchase warrant (the "Other Warrant #42") to acquire 16,242 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (46) a common stock purchase warrant (the "Other Warrant #43") to acquire 27,943 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (47) a common stock purchase warrant (the "Other Warrant #44") to acquire 63,815 Shares at an exercise price of $0.19 per Share, subject to certain adjustments,(48) a common stock purchase warrant (the "Other Warrant #45") to acquire 16,242 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (49) a common stock purchase warrant (the "Other Warrant #46") to acquire 27,943 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (50) a common stock purchase warrant (the "Other Warrant #47") to acquire 42,473 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (51) a common stock purchase warrant (the "Other Warrant #48") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments; (52) a common stock purchase warrant (the "Other Warrant #49") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (53) a common stock purchase warrant (the "Other Warrant #50") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments; (54) a common stock purchase warrant (the "Other Warrant #51") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (55) a common stock purchase warrant (the "Other Warrant #52") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (56) a common stock purchase warrant (the "Other Warrant #53") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (57) a common stock purchase warrant (the "Other Warrant #54") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (58) a common stock purchase warrant (the "Other Warrant #55") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (59) a common stock purchase warrant (the "Other Warrant #56") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (60) a common stock purchase warrant (the "Other Warrant #57") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (61) a common stock purchase warrant (the "Other Warrant #58") to acquire 63,815 Shares at an exercise price of $0.25 per Share, subject to certain adjustments, (62) a common stock purchase warrant (the "Other Warrant #59") to acquire 16,242 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (63) a common stock purchase warrant (the "Other Warrant #60") to acquire 27,943 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (64) a common stock purchase warrant (the "Other Warrant #61") to acquire 63,815 Shares at an exercise price of $0.16 per Share, subject to certain adjustments, (65) a common stock purchase warrant (the "Other Warrant #62") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (66) a common stock purchase warrant (the "Other Warrant #63") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (67) a common stock purchase warrant (the "Other Warrant #64") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (68) a common stock purchase warrant (the "Other Warrant #65") to acquire 16,242 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (69) a common stock purchase warrant (the "Other Warrant #66") to acquire 27,943 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (70) a common stock purchase warrant (the "Other Warrant #67) to acquire 63,815 Shares at an exercise price of $0.15 per Share, subject to certain adjustments, (71) a common stock purchase warrant (the "Other Warrant #68") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (72) a common stock purchase warrant (the "Other Warrant #69") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (73) a common stock purchase warrant (the "Other Warrant #70") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (74) a common stock purchase warrant (the "Other Warrant #71") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (75) a common stock purchase warrant (the "Other Warrant #72") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (76) a common stock purchase warrant (the "Other Warrant #73") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (77) a common stock purchase warrant (the "Other Warrant #74") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (78) a common stock purchase warrant (the "Other Warrant #75") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (79) a common stock purchase warrant (the "Other Warrant #76") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (80) a common stock purchase warrant (the "Other Warrant #77") to acquire 16,242 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (81) a common stock purchase warrant (the "Other Warrant #78") to acquire 27,943 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (82) a common stock purchase warrant (the "Other Warrant #79") to acquire 63,815 Shares at an exercise price of $0.28 per Share, subject to certain adjustments,(83) a common stock purchase warrant (the "Other Warrant #80") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (84) a common stock purchase warrant (the "Other Warrant #81") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (85) a common stock purchase warrant (the "Other Warrant #82") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (86) a common stock purchase warrant (the "Other Warrant #83") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (87) a common stock purchase warrant (the "Other Warrant #84") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (88) a common stock purchase warrant (the "Other Warrant #85") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (89) a common stock purchase warrant (the "Other Warrant #86") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (90) a common stock purchase warrant (the "Other Warrant #87") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (91) a common stock purchase warrant (the "Other Warrant #88") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (92) a common stock purchase warrant (the "Other Warrant #89") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (93) a common stock purchase warrant (the "Other Warrant #90") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (94) a common stock purchase warrant (the "Other Warrant #91") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (95) a common stock purchase warrant (the "Other Warrant #92") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (96) a common stock purchase warrant (the "Other Warrant #93") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, and (97) a common stock purchase warrant (the "Other Warrant #94" and together with all the other warrants described above in Arabic numerals "(2)" through Arabic numeral "(96)", collectively, the "Warrants")) to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments. The Warrants each contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 9.99% Issuance Limitation may be waived by the Investors by at least 61 days notice, provided, however, that such notice shall only be effective if delivered at a time when no indebtedness of the issuer is outstanding to the holder or its affiliates and shall automatically become null and void following notice to the issuer upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Valens U.S., VOFSPVI and VOFSPVII are managed by Valens Capital Management, LLC ("VCM"). Eugene Grin and David Grin through other entities are the controlling principals of LCM and VCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No.  225300201
--------------------------------------------------------------------------------

(1) Names of Reporting Persons. I.R.S. Identification Nos. of Above Persons(entities only):

       Eugene Grin

--------------------------------------------------------------------------------

(2) Check the Appropriate Box if a Member of a Group (See Instructions)
        (a) |_|
        (b) |X|
--------------------------------------------------------------------------------

(3) SEC Use Only
--------------------------------------------------------------------------------

(4) Citizenship or Place of Organization:  United States
--------------------------------------------------------------------------------

Number of Shares Beneficially Owned by Each Reporting Person With

    (5) Sole Voting Power:                  0*
--------------------------------------------------------------------------------
    (6) Shared Voting Power:        3,789,634*
--------------------------------------------------------------------------------
    (7) Sole Dispositive Power:             0*
--------------------------------------------------------------------------------
    (8) Shared Dispositive Power:   3,789,634*
--------------------------------------------------------------------------------

(9) Aggregate Amount Beneficially Owned by Each Reporting Person:

           3,789,634
--------------------------------------------------------------------------------

(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions):   |X|
--------------------------------------------------------------------------------

(11) Percent of Class Represented by Amount in Row (9): 9.99%
--------------------------------------------------------------------------------

(12) Type of Reporting Person (See Instructions):  IN
--------------------------------------------------------------------------------

*Based on 37,488,714 shares of the common stock, no par value per share (the "Shares"), outstanding of Creative Vistas, Inc., an Arizona corporation (the "Company"), as of November 15, 2010 as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens U.S. SPV I, LLC ("Valens U.S."), Valens Offshore SPV I, Ltd. ("VOFSPVI"), Valens Offshore SPV II, Corp. ("VOFSPVII") and PSource Structured Debt Limited ("PSource", and together with Valens U.S., VOFSPVI and VOFSPVII, the "Investors"), collectively held (1) 3,344,068 Shares, (2) a common stock purchase warrant (the "Other Warrant A") to acquire 812,988 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (3) a common stock purchase warrant (the "Other Warrant B") to acquire 1,738,365 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (4) a common stock purchase warrant (the "Other Warrant #1") to acquire 108,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (5) a common stock purchase warrant (the "Other Warrant #2") to acquire 108,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (6) a common stock purchase warrant (the "Other Warrant #3") to acquire 108,000 Shares at an exercise price of $1.25 per Share, subject to certain adjustments, (7) a common stock purchase warrant (the "Other Warrant #4") to acquire 108,000 Shares at an exercise price of $2.28 per Share, subject to certain adjustments, (8) a common stock purchase warrant (the "Other Warrant #5") to acquire 108,000 Shares at an exercise price of $2.10 per Share, subject to certain adjustments, (9) a common stock purchase warrant (the "Other Warrant #6") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (10) a common stock purchase warrant (the "Other Warrant #7") to acquire 108,000 Shares at an exercise price of $2.73 per Share, subject to certain adjustments, (11) a common stock purchase warrant (the "Other Warrant #8") to acquire 108,000 Shares at an exercise price of $2.43 per Share, subject to certain adjustments, (12) a common stock purchase warrant (the "Other Warrant #9") to acquire 139,800 Shares at an exercise price of $0.0067 per Share, subject to certain adjustments, (13) a common stock purchase warrant (the "Other Warrant #10") to acquire 2,250,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments,
(14) a common stock purchase warrant (the "Other Warrant #11") to acquire 100,000 Shares at an exercise price of $1.20 per Share, subject to certain adjustments, (15) a common stock purchase warrant (the "Other Warrant #12") to acquire 100,000 Shares at an exercise price of $1.01 per Share, subject to certain adjustments, (16) a common stock purchase warrant (the "Other Warrant #13") to acquire 313,000 Shares at an exercise price of $1.00 per Share, subject to certain adjustments, (17) a common stock purchase warrant (the "Other Warrant #14") to acquire 100,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (18) a common stock purchase warrant (the "Other Warrant #15") to acquire 108,000 Shares at an exercise price of $2.60 per Share, subject to certain adjustments, (19) a common stock purchase warrant (the "Other Warrant #16") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (20) a common stock purchase warrant (the "Other Warrant #17") to acquire 1,916,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (21) a common stock purchase warrant (the "Other Warrant #18") to acquire 627,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (22) a common stock purchase warrant (the "Other Warrant #19") to acquire 1,333,333 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (23) a common stock purchase warrant (the "Other Warrant #20") to acquire 214,033 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (24) a common stock purchase warrant (the "Other Warrant #21") to acquire 582,367 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (25) a common stock purchase warrant (the "Other Warrant #22") to acquire 2,350 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (26) a common stock purchase warrant (the "Other Warrant #23") to acquire 16,242 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (27) a common stock purchase warrant (the "Other Warrant #24") to acquire 22,425 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (28) a common stock purchase warrant (the "Other Warrant #25") to acquire 26,859 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (29) a common stock purchase warrant (the "Other Warrant #26") to acquire 42,473 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (30) a common stock purchase warrant (the "Other Warrant #27") to acquire 16,242 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (31) a common stock purchase warrant (the "Other Warrant #28") to acquire 22,425 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (32) a common stock purchase warrant (the "Other Warrant 29" to acquire 26,859 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (33) a common stock purchase warrant (the "Other Warrant 30") to acquire 42,473 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (34) a common stock purchase warrant (the "Other Warrant #31") to acquire 16,242 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (35) a common stock purchase warrant (the "Other Warrant #32") to acquire 22,425 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (36) a common stock purchase warrant (the "Other Warrant #33") to acquire 26,859 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (37)a common stock purchase warrant (the "Other Warrant #34") to acquire 42,473 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (38) a common stock purchase warrant (the "Other Warrant #35") to acquire 7,467 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (39) a common stock purchase warrant (the "Other Warrant #36") to acquire 22,425 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (40) a common stock purchase warrant (the "Other Warrant #37") to acquire 3,775 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (41) a common stock purchase warrant (the "Other Warrant #38") to acquire 74,332 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (42) a common stock purchase warrant (the "Other Warrant #39") to acquire 108,000 Shares at an exercise price of $2.84 per Share, subject to certain adjustments, (43) a common stock purchase warrant (the "Other Warrant #40") to acquire 108,000 Shares, at an exercise price of $2.08 per Share, subject to certain adjustments, (44) a common stock purchase warrant (the "Other Warrant #41") to acquire 63,815 Shares at an exercise price of $0.18 per Share, subject to certain adjustments, (45) a common stock purchase warrant (the "Other Warrant #42") to acquire 16,242 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (46) a common stock purchase warrant (the "Other Warrant #43") to acquire 27,943 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (47) a common stock purchase warrant (the "Other Warrant #44") to acquire 63,815 Shares at an exercise price of $0.19 per Share, subject to certain adjustments,(48) a common stock purchase warrant (the "Other Warrant #45") to acquire 16,242 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (49) a common stock purchase warrant (the "Other Warrant #46") to acquire 27,943 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (50) a common stock purchase warrant (the "Other Warrant #47") to acquire 42,473 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (51) a common stock purchase warrant (the "Other Warrant #48") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments; (52) a common stock purchase warrant (the "Other Warrant #49") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (53) a common stock purchase warrant (the "Other Warrant #50") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments; (54) a common stock purchase warrant (the "Other Warrant #51") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (55) a common stock purchase warrant (the "Other Warrant #52") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (56) a common stock purchase warrant (the "Other Warrant #53") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (57) a common stock purchase warrant (the "Other Warrant #54") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (58) a common stock purchase warrant (the "Other Warrant #55") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (59) a common stock purchase warrant (the "Other Warrant #56") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (60) a common stock purchase warrant (the "Other Warrant #57") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (61) a common stock purchase warrant (the "Other Warrant #58") to acquire 63,815 Shares at an exercise price of $0.25 per Share, subject to certain adjustments, (62) a common stock purchase warrant (the "Other Warrant #59") to acquire 16,242 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (63) a common stock purchase warrant (the "Other Warrant #60") to acquire 27,943 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (64) a common stock purchase warrant (the "Other Warrant #61") to acquire 63,815 Shares at an exercise price of $0.16 per Share, subject to certain adjustments, (65) a common stock purchase warrant (the "Other Warrant #62") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (66) a common stock purchase warrant (the "Other Warrant #63") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (67) a common stock purchase warrant (the "Other Warrant #64") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (68) a common stock purchase warrant (the "Other Warrant #65") to acquire 16,242 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (69) a common stock purchase warrant (the "Other Warrant #66") to acquire 27,943 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (70) a common stock purchase warrant (the "Other Warrant #67) to acquire 63,815 Shares at an exercise price of $0.15 per Share, subject to certain adjustments, (71) a common stock purchase warrant (the "Other Warrant #68") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (72) a common stock purchase warrant (the "Other Warrant #69") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (73) a common stock purchase warrant (the "Other Warrant #70") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (74) a common stock purchase warrant (the "Other Warrant #71") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (75) a common stock purchase warrant (the "Other Warrant #72") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (76) a common stock purchase warrant (the "Other Warrant #73") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (77) a common stock purchase warrant (the "Other Warrant #74") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (78) a common stock purchase warrant (the "Other Warrant #75") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (79) a common stock purchase warrant (the "Other Warrant #76") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (80) a common stock purchase warrant (the "Other Warrant #77") to acquire 16,242 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (81) a common stock purchase warrant (the "Other Warrant #78") to acquire 27,943 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (82) a common stock purchase warrant (the "Other Warrant #79") to acquire 63,815 Shares at an exercise price of $0.28 per Share, subject to certain adjustments,(83) a common stock purchase warrant (the "Other Warrant #80") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (84) a common stock purchase warrant (the "Other Warrant #81") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (85) a common stock purchase warrant (the "Other Warrant #82") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (86) a common stock purchase warrant (the "Other Warrant #83") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (87) a common stock purchase warrant (the "Other Warrant #84") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (88) a common stock purchase warrant (the "Other Warrant #85") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (89) a common stock purchase warrant (the "Other Warrant #86") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (90) a common stock purchase warrant (the "Other Warrant #87") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (91) a common stock purchase warrant (the "Other Warrant #88") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (92) a common stock purchase warrant (the "Other Warrant #89") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (93) a common stock purchase warrant (the "Other Warrant #90") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (94) a common stock purchase warrant (the "Other Warrant #91") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (95) a common stock purchase warrant (the "Other Warrant #92") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (96) a common stock purchase warrant (the "Other Warrant #93") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, and (97) a common stock purchase warrant (the "Other Warrant #94" and together with all the other warrants described above in Arabic numerals "(2)" through Arabic numeral "(96)", collectively, the "Warrants")) to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments. The Warrants each contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 9.99% Issuance Limitation may be waived by the Investors by at least 61 days notice, provided, however, that such notice shall only be effective if delivered at a time when no indebtedness of the issuer is outstanding to the holder or its affiliates and shall automatically become null and void following notice to the issuer upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Valens U.S., VOFSPVI and VOFSPVII are managed by Valens Capital Management, LLC ("VCM"). Eugene Grin and David Grin through other entities are the controlling principals of LCM and VCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

CUSIP No. 225300201

Item 1(a).  Name Of Issuer:  Creative Vistas, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            4909 East McDowell Road, Phoenix, Arizona 85008

Item 2(a).  Name of Person Filing: Laurus Capital Management, LLC.

      This Schedule 13G is also filed on behalf of PSource Structured Debt Limited, a closed-ended company incorporated with limited liability in Guernsey, Valens U.S. SPV I, LLC, a Delaware limited liability company, Valens Offshore SPV I, Ltd., a Cayman Islands limited company, Valens Offshore SPV II, Corp., a Delaware corporation, Valens Capital Management, LLC, a Delaware limited liability company, Eugene Grin and David Grin. Laurus Capital Management, LLC manages PSource Structured Debt Limited, subject to certain preapproval rights of the board of directors of PSource Structured Debt Limited. Valens Capital Management, LLC manages Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd. and Valens Offshore SPV II, Corp. Eugene Grin and David Grin, through other entities, are the controlling principals of Laurus Capital Management, LLC and Valens Capital Management, LLC and share voting and investment power over the securities owned by PSource Structured Debt Limited, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd. and Valens Offshore SPV II, Corp. reported in this
Schedule 13G, as amended. Information related to each of PSource Structured Debt Limited, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Valens Capital Management, LLC, Eugene Grin and David Grin is set forth on Appendix A hereto.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            875 Third Avenue, 3rd Floor, New York, NY 10022

Item 2(c).  Citizenship:

            Delaware

Item 2(d).  Title of Class of Securities:  Common Stock, no par value per share


Item 2(e).  CUSIP No.:   225300201


Item 3.     Not Applicable.

Item 4.     Ownership

            (a) Amount Beneficially Owned: 3,789,634

            (b) Percent of Class:  9.99%

            (c) Number of Shares as to which the person has:

                (i)   sole power to vote or to direct the vote:  0*

                (ii)  shared power to vote or to direct the vote: 3,789,634*

                (iii) sole power to dispose or to direct the disposition of: 0*

                (iv) shared power to dispose or to direct the disposition of: 3,789,634*

Item 5.     Ownership of Five Percent or Less of a Class

            Not applicable

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group

            Not Applicable.

Item 9.     Notice of Dissolution of Group

            Not Applicable.

Item 10.    Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


---------------

*Based on 37,488,714 shares of the common stock, no par value per share (the "Shares"), outstanding of Creative Vistas, Inc., an Arizona corporation (the "Company"), as of November 15, 2010 as disclosed in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010. As of December 31, 2010, Valens U.S. SPV I, LLC ("Valens U.S."), Valens Offshore SPV I, Ltd. ("VOFSPVI"), Valens Offshore SPV II, Corp. ("VOFSPVII") and PSource Structured Debt Limited ("PSource", and together with Valens U.S., VOFSPVI and VOFSPVII, the "Investors"), collectively held (1) 3,344,068 Shares, (2) a common stock purchase warrant (the "Other Warrant A") to acquire 812,988 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (3) a common stock purchase warrant (the "Other Warrant B") to acquire 1,738,365 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (4) a common stock purchase warrant (the "Other Warrant #1") to acquire 108,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (5) a common stock purchase warrant (the "Other Warrant #2") to acquire 108,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (6) a common stock purchase warrant (the "Other Warrant #3") to acquire 108,000 Shares at an exercise price of $1.25 per Share, subject to certain adjustments, (7) a common stock purchase warrant (the "Other Warrant #4") to acquire 108,000 Shares at an exercise price of $2.28 per Share, subject to certain adjustments, (8) a common stock purchase warrant (the "Other Warrant #5") to acquire 108,000 Shares at an exercise price of $2.10 per Share, subject to certain adjustments, (9) a common stock purchase warrant (the "Other Warrant #6") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (10) a common stock purchase warrant (the "Other Warrant #7") to acquire 108,000 Shares at an exercise price of $2.73 per Share, subject to certain adjustments, (11) a common stock purchase warrant (the "Other Warrant #8") to acquire 108,000 Shares at an exercise price of $2.43 per Share, subject to certain adjustments, (12) a common stock purchase warrant (the "Other Warrant #9") to acquire 139,800 Shares at an exercise price of $0.0067 per Share, subject to certain adjustments, (13) a common stock purchase warrant (the "Other Warrant #10") to acquire 2,250,000 Shares at an exercise price of $1.15 per Share, subject to certain adjustments,
(14) a common stock purchase warrant (the "Other Warrant #11") to acquire 100,000 Shares at an exercise price of $1.20 per Share, subject to certain adjustments, (15) a common stock purchase warrant (the "Other Warrant #12") to acquire 100,000 Shares at an exercise price of $1.01 per Share, subject to certain adjustments, (16) a common stock purchase warrant (the "Other Warrant #13") to acquire 313,000 Shares at an exercise price of $1.00 per Share, subject to certain adjustments, (17) a common stock purchase warrant (the "Other Warrant #14") to acquire 100,000 Shares at an exercise price of $0.90 per Share, subject to certain adjustments, (18) a common stock purchase warrant (the "Other Warrant #15") to acquire 108,000 Shares at an exercise price of $2.60 per Share, subject to certain adjustments, (19) a common stock purchase warrant (the "Other Warrant #16") to acquire 108,000 Shares at an exercise price of $2.55 per Share, subject to certain adjustments, (20) a common stock purchase warrant (the "Other Warrant #17") to acquire 1,916,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (21) a common stock purchase warrant (the "Other Warrant #18") to acquire 627,451 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (22) a common stock purchase warrant (the "Other Warrant #19") to acquire 1,333,333 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (23) a common stock purchase warrant (the "Other Warrant #20") to acquire 214,033 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (24) a common stock purchase warrant (the "Other Warrant #21") to acquire 582,367 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (25) a common stock purchase warrant (the "Other Warrant #22") to acquire 2,350 Shares at an exercise price of $0.01 per Share, subject to certain adjustments, (26) a common stock purchase warrant (the "Other Warrant #23") to acquire 16,242 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (27) a common stock purchase warrant (the "Other Warrant #24") to acquire 22,425 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (28) a common stock purchase warrant (the "Other Warrant #25") to acquire 26,859 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (29) a common stock purchase warrant (the "Other Warrant #26") to acquire 42,473 Shares at an exercise price of $1.98 per Share, subject to certain adjustments, (30) a common stock purchase warrant (the "Other Warrant #27") to acquire 16,242 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (31) a common stock purchase warrant (the "Other Warrant #28") to acquire 22,425 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (32) a common stock purchase warrant (the "Other Warrant 29" to acquire 26,859 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (33) a common stock purchase warrant (the "Other Warrant 30") to acquire 42,473 Shares at an exercise price of $1.02 per Share, subject to certain adjustments, (34) a common stock purchase warrant (the "Other Warrant #31") to acquire 16,242 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (35) a common stock purchase warrant (the "Other Warrant #32") to acquire 22,425 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (36) a common stock purchase warrant (the "Other Warrant #33") to acquire 26,859 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (37)a common stock purchase warrant (the "Other Warrant #34") to acquire 42,473 Shares at an exercise price of $1.15 per Share, subject to certain adjustments, (38) a common stock purchase warrant (the "Other Warrant #35") to acquire 7,467 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (39) a common stock purchase warrant (the "Other Warrant #36") to acquire 22,425 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (40) a common stock purchase warrant (the "Other Warrant #37") to acquire 3,775 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (41) a common stock purchase warrant (the "Other Warrant #38") to acquire 74,332 Shares at an exercise price of $2.04 per Share, subject to certain adjustments, (42) a common stock purchase warrant (the "Other Warrant #39") to acquire 108,000 Shares at an exercise price of $2.84 per Share, subject to certain adjustments, (43) a common stock purchase warrant (the "Other Warrant #40") to acquire 108,000 Shares, at an exercise price of $2.08 per Share, subject to certain adjustments, (44) a common stock purchase warrant (the "Other Warrant #41") to acquire 63,815 Shares at an exercise price of $0.18 per Share, subject to certain adjustments, (45) a common stock purchase warrant (the "Other Warrant #42") to acquire 16,242 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (46) a common stock purchase warrant (the "Other Warrant #43") to acquire 27,943 Shares, at an exercise price of $0.18 per Share, subject to certain adjustments, (47) a common stock purchase warrant (the "Other Warrant #44") to acquire 63,815 Shares at an exercise price of $0.19 per Share, subject to certain adjustments,(48) a common stock purchase warrant (the "Other Warrant #45") to acquire 16,242 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (49) a common stock purchase warrant (the "Other Warrant #46") to acquire 27,943 Shares, at an exercise price of $0.19 per Share, subject to certain adjustments, (50) a common stock purchase warrant (the "Other Warrant #47") to acquire 42,473 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (51) a common stock purchase warrant (the "Other Warrant #48") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments; (52) a common stock purchase warrant (the "Other Warrant #49") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (53) a common stock purchase warrant (the "Other Warrant #50") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments; (54) a common stock purchase warrant (the "Other Warrant #51") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (55) a common stock purchase warrant (the "Other Warrant #52") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (56) a common stock purchase warrant (the "Other Warrant #53") to acquire 16,242 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (57) a common stock purchase warrant (the "Other Warrant #54") to acquire 27,943 Shares, at an exercise price of $0.27 per Share, subject to certain adjustments, (58) a common stock purchase warrant (the "Other Warrant #55") to acquire 63,815 Shares at an exercise price of $0.27 per Share, subject to certain adjustments, (59) a common stock purchase warrant (the "Other Warrant #56") to acquire 16,242 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (60) a common stock purchase warrant (the "Other Warrant #57") to acquire 27,943 Shares, at an exercise price of $0.25 per Share, subject to certain adjustments, (61) a common stock purchase warrant (the "Other Warrant #58") to acquire 63,815 Shares at an exercise price of $0.25 per Share, subject to certain adjustments, (62) a common stock purchase warrant (the "Other Warrant #59") to acquire 16,242 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (63) a common stock purchase warrant (the "Other Warrant #60") to acquire 27,943 Shares, at an exercise price of $0.16 per Share, subject to certain adjustments, (64) a common stock purchase warrant (the "Other Warrant #61") to acquire 63,815 Shares at an exercise price of $0.16 per Share, subject to certain adjustments, (65) a common stock purchase warrant (the "Other Warrant #62") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (66) a common stock purchase warrant (the "Other Warrant #63") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (67) a common stock purchase warrant (the "Other Warrant #64") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (68) a common stock purchase warrant (the "Other Warrant #65") to acquire 16,242 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (69) a common stock purchase warrant (the "Other Warrant #66") to acquire 27,943 Shares, at an exercise price of $0.15 per Share, subject to certain adjustments, (70) a common stock purchase warrant (the "Other Warrant #67) to acquire 63,815 Shares at an exercise price of $0.15 per Share, subject to certain adjustments, (71) a common stock purchase warrant (the "Other Warrant #68") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (72) a common stock purchase warrant (the "Other Warrant #69") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (73) a common stock purchase warrant (the "Other Warrant #70") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (74) a common stock purchase warrant (the "Other Warrant #71") to acquire 16,242 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (75) a common stock purchase warrant (the "Other Warrant #72") to acquire 27,943 Shares, at an exercise price of $0.08 per Share, subject to certain adjustments, (76) a common stock purchase warrant (the "Other Warrant #73") to acquire 63,815 Shares at an exercise price of $0.08 per Share, subject to certain adjustments, (77) a common stock purchase warrant (the "Other Warrant #74") to acquire 16,242 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (78) a common stock purchase warrant (the "Other Warrant #75") to acquire 27,943 Shares, at an exercise price of $0.12 per Share, subject to certain adjustments, (79) a common stock purchase warrant (the "Other Warrant #76") to acquire 63,815 Shares at an exercise price of $0.12 per Share, subject to certain adjustments, (80) a common stock purchase warrant (the "Other Warrant #77") to acquire 16,242 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (81) a common stock purchase warrant (the "Other Warrant #78") to acquire 27,943 Shares, at an exercise price of $0.28 per Share, subject to certain adjustments, (82) a common stock purchase warrant (the "Other Warrant #79") to acquire 63,815 Shares at an exercise price of $0.28 per Share, subject to certain adjustments,(83) a common stock purchase warrant (the "Other Warrant #80") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (84) a common stock purchase warrant (the "Other Warrant #81") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (85) a common stock purchase warrant (the "Other Warrant #82") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (86) a common stock purchase warrant (the "Other Warrant #83") to acquire 16,242 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (87) a common stock purchase warrant (the "Other Warrant #84") to acquire 27,943 Shares, at an exercise price of $0.09 per Share, subject to certain adjustments, (88) a common stock purchase warrant (the "Other Warrant #85") to acquire 63,815 Shares at an exercise price of $0.09 per Share, subject to certain adjustments, (89) a common stock purchase warrant (the "Other Warrant #86") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (90) a common stock purchase warrant (the "Other Warrant #87") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (91) a common stock purchase warrant (the "Other Warrant #88") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (92) a common stock purchase warrant (the "Other Warrant #89") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (93) a common stock purchase warrant (the "Other Warrant #90") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (94) a common stock purchase warrant (the "Other Warrant #91") to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments, (95) a common stock purchase warrant (the "Other Warrant #92") to acquire 16,242 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, (96) a common stock purchase warrant (the "Other Warrant #93") to acquire 27,943 Shares, at an exercise price of $0.07 per Share, subject to certain adjustments, and (97) a common stock purchase warrant (the "Other Warrant #94" and together with all the other warrants described above in Arabic numerals "(2)" through Arabic numeral "(96)", collectively, the "Warrants")) to acquire 63,815 Shares at an exercise price of $0.07 per Share, subject to certain adjustments. The Warrants each contain an issuance limitation prohibiting the Investors from exercising those securities to the extent that such exercise would result in beneficial ownership by the Investors of more than 9.99% of the Shares then issued and outstanding (the "9.99% Issuance Limitation"). The 9.99% Issuance Limitation may be waived by the Investors by at least 61 days notice, provided, however, that such notice shall only be effective if delivered at a time when no indebtedness of the issuer is outstanding to the holder or its affiliates and shall automatically become null and void following notice to the issuer upon an Event of Default (as defined in and pursuant to the terms of the applicable instrument). PSource is managed by Laurus Capital Management, LLC ("LCM"), subject to certain preapproval rights of the board of directors of PSource. Valens U.S., VOFSPVI and VOFSPVII are managed by Valens Capital Management, LLC ("VCM"). Eugene Grin and David Grin through other entities are the controlling principals of LCM and VCM, and share voting and investment power over the securities owned by the Investors reported in this
Schedule 13G, as amended.

                                    SIGNATURE
                                    ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              February 11, 2011
                                              -----------------
                                              Date


                                         Laurus Capital Management, LLC

                                          By: /s/ Eugene Grin
                                          -----------------------------
                                              Name:  Eugene Grin
                                              Title: Principal


      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 225300201

APPENDIX A


A. Name: PSource Structured Debt Limited, a closed ended company incorporated with limited liability in Guernsey

   Address:            c/o Laurus Capital Management, LLC
                       875 Third Avenue, 3rd Floor
                       New York, New York 10022

   Place of
   Organization:       Guernsey

B. Name: Valens U.S. SPV I, LLC, a Delaware limited liability company

   Address:            c/o Valens Capital Management, LLC
                       875 Third Avenue, 3rd Floor
                       New York, New York 10022

   Place of
   Organization:       Delaware


C. Name: Valens Offshore SPV I Ltd., a Cayman Islands limited company

   Address:            c/o Valens Capital Management, LLC
                       875 Third Avenue, 3rd Floor
                       New York, New York 10022

   Place of
   Organization:       Cayman Islands

D. Name: Valens Offshore SPV II, Corp., a Delaware corporation

   Address:            c/o Valens Capital Management, LLC
                       875 Third Avenue, 3rd Floor
                       New York, New York 10022

   Place of
   Organization:       Delaware


E. Name: Valens Capital Management, LLC, a Delaware limited liability company

   Address:            875 Third Avenue, 3rd Floor
                       New York, New York 10022

   Place of
   Organization:       Delaware

F. Name:               David Grin

   Business Address:   c/o Laurus Capital Management, LLC
                       875 Third Avenue, 3rd Floor
                       New York, New York 10022
   Principal
   Occupation:         Principal of Laurus Capital Management, LLC

   Citizenship:        United States and Israel


G. Name:               Eugene Grin

   Business Address:   c/o Laurus Capital Management, LLC
                       875 Third Avenue, 3rd Floor
                       New York, New York 10022


   Principal
   Occupation:         Principal of Laurus Capital Management, LLC

   Citizenship:        United States

CUSIP No. 225300201


Each of PSource Structured Debt Limited, Valens U.S. SPV I, LLC, Valens Offshore SPV I, Ltd., Valens Offshore SPV II, Corp., Valens Capital Management, LLC, David Grin and Eugene Grin hereby agree, by their execution below, that the
Schedule 13G to which this Appendix A is attached is filed on behalf of each of them, respectively.


PSource Structured Debt Limited

By Laurus Capital Management, LLC,
as investment manager

/s/ Eugene Grin
-----------------------------------------
    Eugene Grin
    Authorized Signatory
    February 11, 2011


Valens U.S. SPV I, LLC
Valens Offshore SPV I, Ltd.,
Valens Offshore SPV II, Corp.
Valens Capital Management, LLC

By:  Valens Capital Management, LLC
Individually and as investment manager

/s/ Eugene Grin
-----------------------------------------
    Eugene Grin
    Authorized Signatory
    February 11, 2011


/s/ David Grin
-----------------------------------------
    David Grin, as an individual
    February 11, 2011


/s/ Eugene Grin
-----------------------------------------
    Eugene Grin, as an individual
    February 11, 2011